Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and inclusion in Amendment No. 1 of the Registration Statement on Form S-1 of Wonder Auto Technology, Inc. of our report dated February 12, 2007, with respect to the Consolidated Balance Sheets of Wonder Auto Technology, Inc. as of December 31, 2006, 2005 and 2004 and the related Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for each of the three years in the period ended December 31, 2006 and our report dated May 28, 2007, with respect to the Balance Sheet of Jinzhou Wanyou Mechanical Parts Co., Ltd. as of December 31, 2006, and the related Statements of Operations and Comprehensive income, Stockholders’ Equity and Cash Flows for the period from September 21, 2006 (date of incorporation) to December 31, 2006.

PKF

Certified Public Accountants

Hong Kong, China

August 7, 2007